Exhibit 5.1

Dykema Gossett PLLC
400 Renaissance Center
Detroit, MI 48243 WWW.DYKEMA.COM
Tel: (313) 568-6800
Fax: (313) 568-6893

April 8, 2022

Ocean Biomedical, Inc.

55 Claverick St., Room 325

Providence, Rhode Island 02903

Re: Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ocean Biomedical, Inc., a Delaware corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-1 (File No. 333-256950) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of (i) up to 2,300,000 shares (the “Shares”) of the Company’s Common Stock $0.000001 par value per share (the “Common Stock”), including up to 300,000 Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company and (ii) warrants (the “Warrants”) to purchase up to 155,250 additional shares of the Common Stock of the Company (the “Warrant Shares,” and collectively with the Shares and the Warrants, the “Securities”). The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that: (i) the Shares of the Company have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares of the Company will be validly issued, fully paid and non-assessable; (ii) the Warrants have been duly authorized and, upon issuance and delivery in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Warrant exercise, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

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Ocean Biomedical, Inc.

April 8, 2022

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dykema Gossett PLLC

DYKEMA GOSSETT PLLC

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